SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

              The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

NAME:                                   SANFORD C.  BERNSTEIN FUND II, INC.

ADDRESS OF PRINCIPAL BUSINESS
OFFICE (NO. & STREET, CITY,             1345 Avenue of the Americas
STATE, ZIP CODE):                       New York, NY 10105

TELEPHONE NUMBER
(INCLUDING AREA CODE):                  (212) 969-1000

NAME AND ADDRESS OF AGENT OF
SERVICE PROCESS:                        Edmund P. Bergan, Jr.
                                        c/o Alliance Capital Management L.P.
                                        1345 Avenue of the Americas
                                        New York, NY 10105


CHECK APPROPRIATE BOX:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

              [X] Yes      [ ] No


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              Pursuant to the requirements of the Investment Company Act of
1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 7th day of February, 2002.



                                      SANFORD C. BERNSTEIN FUND II, INC.



                                      By:  /s/ Edmund P. Bergan, Jr.
                                         ---------------------------------------
                                         Edmund P. Bergan, Jr., Director





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